MutualFirst Announces Record Quarterly Earnings

MUNCIE, Ind., Jan. 30, 2015 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today record net income to common shareholders for the fourth quarter ended December 31, 2014 of $3.6 million, or $.50 for basic earnings per common share and $.48 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2013 of $2.3 million, or $.32 for basic earnings per common share and $.31 for diluted earnings per common share. Annualized return on average assets was 1.01% and return on average tangible common equity was 12.30% for the fourth quarter of 2014 compared to .75% and 8.48% respectively, for the same period of last year.

Net income available to common shareholders for the year ended 2014 increased by 36.7% to $10.8 million, or $1.51 for basic earnings per common share and $1.46 for diluted earnings per common share compared to net income available to common shareholders of $7.9 million, or $1.12 for basic earnings per common share and $1.09 for diluted earnings per common share for the year ended 2013. Return on average assets was .77% and return on average tangible common equity was 9.37% for the year ended 2014 compared to .66% and 7.42% respectively, for the year ended 2013.

Other financial highlights for the fourth quarter 2014 and the year ended 2014:

  The common stock dividend to shareholders increased 67% in 2014.
  Loan growth was led by non-real estate consumer lending growth of 14.6% and commercial loan growth of 10.4% as overall loan growth was 3.8% in 2014.
  Asset quality improved as foreclosed real estate and other repossessed assets declined 52% in the fourth quarter of 2014 and 61% for the year ended 2014.
  Non-performing assets decreased $4.5 million, or 30% in the fourth quarter of 2014 and $6.3 million, or 37% compared to December 31, 2013.
  Net charge offs on an annualized basis were 0.03% in the fourth quarter of 2014 compared to 0.04% in the same period of 2013.  Net charge offs for the year ended 2014 were 0.11% compared to 0.40% for year ended 2013.
  Stockholder's equity increased $15.9 million in 2014.  Tangible book value increased to $17.22 per share at the end of 2014 compared to $15.46 per share at the end of 2013.  Tangible common equity increased to 8.77% of tangible assets in December of 2014 compared to 7.91% in December of 2013.
  Net interest margin increased to 3.23% for the fourth quarter of 2014 compared to 3.17% in the same period of 2013 and increased to 3.26% in 2014 compared to 3.13% in 2013.
  The effective tax rate declined as a $600,000 deferred tax allowance was recovered in the fourth quarter of 2014 due to the sale of five trust preferred securities.
  MutualBank completed an acquisition of approximately $40 million in trust assets and the acquisition of Summit Mortgage in 2014.

"2014 was a successful year for MutualFirst Financial, Inc.," said David W. Heeter, President and CEO. "The current growth in commercial and consumer lending, complimented by the acquisition of businesses that will provide ongoing non-interest income, continue to build earnings momentum for the company."

Balance Sheet

Assets increased $32.7 million, or 2.4% as of December 31, 2014 compared to December 31, 2013, primarily due to the $37.3 million, or 3.8% increase in the gross loan portfolio. Increases in the gross loan portfolio were the result of increased commercial lending of $30.1 million, or 10.4%, increased non-real estate consumer lending of $14.6 million, or 14.6% and increased junior lien and line of credit mortgages of $1.7 million, or 2.5%. These increases were partially offset by a decline in first lien mortgage loans of $9.1 million, or 1.8%. To help mitigate interest rate risk, the Bank sells a majority of its 15 and 30 year fixed rate mortgage loan production in the secondary market. In 2014, the Bank sold $62.8 million in fixed rate mortgage loans, which included $24.6 million from Summit Mortgage, compared to $70.5 million during 2013. Heeter commented, "We are pleased with the commercial and consumer loan growth in 2014. We believe this growth is sustainable and will allow us to continue to change the mix of our assets as part of our overall commercial banking strategy."

Deposits decreased by $33.8 million as of December 31, 2014 compared to December 31, 2013, although, the Bank continued to see growth in core transactional accounts. The increase in the core transactional accounts was $36.8 million, while certificates of deposit decreased $70.6 million in 2014. Core transactional deposits increased to 63% of the Bank's total deposits as of December 31, 2014 compared to 58% as of December 31, 2013. The Bank allowed higher costing certificates of deposit to run off as it was able to meet its funding needs through the increase in core transactional accounts and lower cost borrowings.

Allowance for loan losses decreased by $244,000, to $13.2 million as of December 31, 2014 compared to December 31, 2013 as the Bank's specific allocation on impaired loans declined by $335,000 primarily through payoffs on those loans. Net charge offs in the fourth quarter of 2014 were $81,000, or 0.03% of total loans on an annualized basis. Net charge offs for 2014 were $1.1 million, or .11% of total loans. The allowance for loan losses to non-performing loans as of December 31, 2014 increased to 177.04% compared to 156.15% as of December 31, 2013. The allowance for loan losses to total loans as of December 31, 2014 was 1.30%, a decrease from 1.37% as of December 31, 2013. Non-performing loans to total loans at December 31, 2014 declined to 0.73% compared to 0.88% at December 31, 2013. Non-performing assets to total assets declined to 0.75% at December 31, 2014 compared to 1.22% at December 31, 2013.

Stockholders' equity was $127.5 million at December 31, 2014, an increase of $15.9 million from December 31, 2013. This increase was due primarily to net income of $10.8 million, increases in other comprehensive income of $6.0 million and the exercise of stock options of $1.3 million. These increases were partially offset by common stock dividend payments of $2.3 million. The Company's tangible book value per share as of December 31, 2014 increased to $17.22 per share compared to $15.46 per share as of December 31, 2013 and the tangible common equity ratio was 8.77% as of December 31, 2014 compared to 7.91% as of December 31, 2013. The Company's and the Bank's risk-based capital ratios were in excess of "well-capitalized" levels as defined by all applicable regulatory standards as of December 31, 2014.

Income Statement

Net interest income before the provision for loan losses increased $435,000 for the quarter ended December 31, 2014 compared to the same period in 2013. The increase was a result of an improvement in net interest margin of 6 basis points and an increase in average earning assets of $27.7 million, due to average loan growth of $40.2 million. On a linked quarter basis, net interest income before the provision for loan losses decreased $1,000, primarily due to a decrease in net interest margin of 3 basis points.

Net interest income before the provision for loan losses increased $1.8 million for 2014 compared to 2013. The increase was a result of net interest margin improving by 13 basis points and an increase in average earning assets of $4.8 million, due to average loan growth of $18.6 million offset by a decline in average investments of $13.1 million.

There was no provision for loan losses for the fourth quarter of 2014 compared to a recovery of $950,000 during last year's comparable period. This was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, minimal net charge offs and improving credit quality, despite the increase in the total loan portfolio.

The provision for loan losses for 2014 decreased to $850,000 compared to $1.3 million during 2013. The decrease was primarily due to a reduction in net charge offs to $1.1 million in 2014 compared to net charge offs of $3.9 million in 2013. Non-performing loans decreased $1.2 million, or 13% as of December 31, 2014 compared to December 31, 2013.

Non-interest income for the fourth quarter of 2014 was $4.5 million, an increase of $1.3 million compared to the fourth quarter of 2013. This increase was due to an increase in gain on sale of REOs of $535,000. Other increases included gain on sale of loans of $643,000 aided by the sale of loans obtained as part of the acquisition of Summit Mortgage in the third quarter of 2014 and an increase in commission income of $223,000 aided by increased activity in our trust and wealth management areas. These increases were offset by a smaller increase of $161,000 in cash value of life insurance as a policy bonus was paid in the fourth quarter of 2013 that was not repeated in 2014 and a decline of $123,000 in gain on sale of securities, as five trust preferred securities were liquidated in the fourth quarter of 2014. On a linked quarter basis, non-interest income increased $940,000 primarily due to the reasons above.

Non-interest income for 2014 was $14.4 million, an increase of $822,000 compared to 2013. Acquisitions of Summit Mortgage and a trust portfolio in 2014 helped increase gain on sale of loans by $997,000 and increased commission income by $514,000. These gains were partially offset by a decline in gain on sale of investments of $522,000 and a decline in servicing fees of $442,000 primarily due to valuation recoveries in 2013 that were not duplicated in 2014.

Non-interest expense increased $199,000 when comparing the fourth quarter of 2014 with the same period of 2013. The increase was primarily due to the acquisition of Summit Mortgage in the third quarter. Other reasons for the increase were increases in advertising and promotion of $136,000, as MutualBank celebrated its 125th anniversary and an increase in other expenses of $169,000 primarily due to a $166,000 FHLB prepayment penalty, which was offset by a loan prepayment penalty reflected in net interest income. On a linked quarter, non-interest expense increased $464,000 primarily due to the expenses previously discussed.

Non-interest expense increased $1.7 million when comparing 2014 with 2013. These increases were related to salaries and benefits increasing by $1.1 million primarily due to the acquisition of Summit Mortgage and normal salary increases and increases in occupancy and equipment of $206,000 primarily due to the harsh winter at the beginning of 2014. Increases in professional fees of $234,000 were related to increased legal fees associated with certain REOs and investment management services.

The effective tax rate for the fourth quarter of 2014 was 15.8% compared to 27.9% in 2013. The decrease was related to a recovery of a valuation allowance of $600,000 that was established at the time certain trust preferred securities were other than temporarily impaired. Five trust preferred securities were sold in the fourth quarter of 2014 and the valuation allowance was no longer warranted.

"2014 continued the earnings momentum that has been built over the last few years," Heeter added. "We believe 2014 was another building block in enhancing shareholder value and expect to continue the momentum into 2015."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary of Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2014	2014	2013
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$29,575	$20,499	$25,285
Investment securities - AFS	260,806	264,056	264,348
Loans held for sale	6,140	6,440	1,888
Loans, gross	1,016,686	1,008,717	979,378
Allowance for loan loss	(13,168)	(13,249)	(13,412)
Net loans	1,003,518	995,468	965,966
Premise and equipment, net	30,939	30,765	31,471
FHLB of Indianapolis stock	11,964	14,391	14,391
Investment in limited partnerships	1,582	1,709	2,092
Deferred tax asset	12,969	14,114	17,002
Cash value of life insurance	51,002	50,709	49,843
Goodwill	1,800	1,800	0
Core deposit and other intangibles	1,105	1,250	1,629
Other assets	12,707	8,601	9,057
Total assets	$1,424,107	$1,409,802	$1,391,405

Liabilities and Stockholders' Equity
Deposits	$1,079,320	$1,098,849	$1,113,084
FHLB advances	192,442	168,523	142,928
Other borrowings	10,174	10,353	10,890
Other liabilities	14,634	16,773	12,861
Stockholders' equity	127,537	122,142	111,642
Total liabilities and stockholders' equity	$1,424,107	$1,416,640	$1,391,405

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31	December 31,
Income Statement (Unaudited):	2014	2014	2013	2014	2013
	(000)	(000)	(000)	(000)	(000)

Total interest income	$12,893	$12,803	$12,847	$51,178	$51,667
Total interest expense	2,254	2,163	2,643	8,923	11,224

Net interest income	10,639	10,640	10,204	42,255	40,443
Provision (credit) for loan losses	0	0	(950)	850	1,300
Net interest income after provision (credit)
for loan losses	10,639	10,640	11,154	41,405	39,143

Non-interest income
Service fee income	1,597	1,518	1,607	5,995	5,989
Net realized gain (loss) on sales of AFS securities	(123)	75	0	313	835
Commissions	1,380	1,228	1,157	4,868	4,354
Equity in losses of limited partnerships	(76)	(124)	(116)	(385)	(453)
Net gain on sale of loans	841	444	198	1,849	852
Net servicing fees	69	66	86	114	556
Increase in cash value of life insurance	293	295	454	1,158	1,396
Net gain (loss) on sale of other real estate and repossessed assets	268	(81)	(267)	(53)	(320)
Other income	265	153	61	515	343
Total non-interest income	4,514	3,574	3,180	14,374	13,552

Non-interest expense
Salaries and employee benefits	6,099	6,088	6,128	23,560	22,492
Net occupancy expenses	495	494	615	2,258	2,087
Equipment expenses	528	450	461	1,872	1,837
Data processing fees	378	373	349	1,558	1,431
Advertising and promotion	504	387	368	1,497	1,464
ATM and debit card expense	344	370	325	1,320	1,132
Deposit insurance	240	239	254	1,019	1,145
Professional fees	374	376	421	1,628	1,394
Software subscriptions and maintenance	432	418	382	1,652	1,452
Other real estate and repossessed assets	184	161	244	631	773
Other expenses	1,294	1,052	1,125	4,383	4,480
Total non-interest expense	10,872	10,408	10,672	41,378	39,687

Income before taxes	4,281	3,806	3,662	14,401	13,008
Income tax provision	677	1,112	1,023	3,583	3,808
Net income	3,604	2,694	2,639	10,818	9,200
Preferred stock dividends and amortization	-	-	346	-	1,257
Net income available to common shareholders	$3,604	$2,694	$2,293	$10,818	$7,943

Pre-tax pre-provision earnings (1)	$4,281	$3,806	$2,366	$15,251	$13,051

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		12/31/2014			12/31/2013
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$25,465	$5	0.08%	$23,264	$10	0.17%
Mortgage-backed securities:
Available-for-sale	208,417	1,380	2.65	216,651	1,459	2.69
Investment securities:
Available-for-sale	50,995	336	2.64	57,023	366	2.57
Loans receivable	1,018,415	11,034	4.33	978,201	10,886	4.45
Stock in FHLB of Indianapolis	13,969	138	3.95	14,391	126	3.50
Total interest-earning assets (2)	1,317,261	12,893	3.92	1,289,530	12,847	3.99
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,639			111,206
Total assets	$1,425,900			$1,400,736

Interest-Bearing Liabilities:
Demand and NOW accounts	$260,638	153	0.23	$268,827	163	0.24
Savings deposits	123,892	3	0.01	118,618	3	0.01
Money market accounts	148,630	96	0.26	118,958	78	0.26
Certificate accounts	409,387	1,199	1.17	486,050	1,840	1.51
Total deposits	942,547	1,451	0.62	992,453	2,084	0.84
Borrowings	184,605	803	1.74	121,099	559	1.85
Total interest-bearing accounts	1,127,152	2,254	0.80	1,113,552	2,643	0.95
Non-interest bearing deposit accounts	157,965			143,639
Other liabilities	16,325			14,135
Total liabilities	1,301,442			1,271,326
Stockholders' equity	124,458			129,410
Total liabilities and stockholders' equity	$1,425,900			$1,400,736

Net earning assets	$190,109			$175,978

Net interest income		$10,639			$10,204

Net interest rate spread			3.12%			3.04%

Net yield on average interest-earning assets			3.23%			3.17%

Average interest-earning assets to
average interest-bearing liabilities			116.87%			115.80%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2014	2014	2013	2014	2013

Share and per share data:
Average common shares outstanding
Basic	7,211,450	7,178,055	7,107,294	7,160,700	7,076,877
Diluted	7,445,530	7,407,144	7,314,436	7,391,831	7,257,818
Per common share:
Basic earnings	$0.50	$0.38	$0.32	$1.51	$1.12
Diluted earnings	$0.48	$0.36	$0.31	$1.46	$1.09
Dividends	$0.10	$0.08	$0.06	$0.32	$0.24

Dividend payout ratio	20.83%	22.22%	19.35%	21.92%	22.02%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(3)	1.01%	0.76%	0.75%	0.77%	0.66%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(3)	12.30%	9.07%	8.48%	9.37%	7.42%
Interest rate spread information:
Average during the period(3)	3.12%	3.16%	3.04%	3.15%	2.99%

Net interest margin(3)(4)	3.23%	3.26%	3.17%	3.26%	3.13%

Efficiency Ratio	71.75%	73.22%	79.74%	73.07%	73.50%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	116.87%	116.09%	115.80%	115.76%	115.79%

Allowance for loan losses:
Balance beginning of period	$13,249	$13,243	$14,454	$13,412	$16,038
Charge offs:
Mortgage first lien	182	141	170	572	888
Mortgage - lines of credit and junior liens	49	29	65	371	498
Commercial real estate	44	0	28	44	341
Construction and development	0	0	0	244	1,371
Consumer loans	205	20	111	651	563
Commercial business loans	0	0	4	0	878
Sub-total	480	190	378	1,882	4,539

Recoveries:
Mortgage first lien	3	23	217	31	273
Mortgage - lines of credit and junior liens	1	0	1	4	16
Commercial real estate	17	0	0	24	14
Construction and development	249	41	0	297	2
Consumer loans	47	68	31	255	256
Commercial business loans	82	64	37	177	52
Sub-total	399	196	286	788	613

Net charge offs (recoveries)	81	(6)	92	1,094	3,926
Additions charged to operations	0	0	(950)	850	1,300
Balance end of period	$13,168	$13,249	$13,412	$13,168	$13,412

Net loan charge-offs to average loans (3)	0.03%	0.00%	0.04%	0.11%	0.40%

	December 31,	September 30,	December 31,
	2014	2014	2013

Total shares outstanding	7,236,002	7,197,891	7,117,179
Tangible book value per share	$17.22	$16.55	$15.46
Tangible common equity to tangible assets	8.77%	8.42%	7.91%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$3,499	$4,334	$4,057
Mortgage - lines of credit and junior liens	658	199	421
Commercial real estate	2,023	2,073	1,349
Construction and development	209	613	1,103
Consumer loans	218	341	361
Commercial business loans	605	637	1,109
Total non-accrual loans	7,212	8,197	8,400
Accruing loans past due 90 days or more	226	217	188
Total nonperforming loans	7,438	8,414	8,588
Real estate owned	2,829	6,334	8,150
Other repossessed assets	476	504	283
Total nonperforming assets	$10,743	$15,252	$17,021

Performing restructured loans (5)	$4,618	$4,432	$10,016

Asset Quality Ratios:
Non-performing assets to total assets	0.75%	1.08%	1.22%
Non-performing loans to total loans	0.73%	0.83%	0.88%
Allowance for loan losses to non-performing loans	177.04%	157.46%	156.15%
Allowance for loan losses to loans receivable	1.30%	1.31%	1.37%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Ratios for the three month periods have been annualized.

(4) Net interest income divided by average interest earning assets.

(5) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945